AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT is made the 27th day of November 2009

BETWEEN: (1) **CROWN ACQUISITIONS WORLDWIDE LTD** a company incorporated under the laws of the Cayman Islands having its registered office at 103 South Church Street, Grand Cayman, Cayman Islands, KY1-1106 **("the Vendor")**

AND: (2) The person or persons listed in Schedule 2 **("the Purchaser")**

WHEREAS

A. The Vendor is the contracting purchaser of land in the Cayman Islands known as Northside West Block 45A Parcel 129 ("the Property") and has obtained planning permission from the Central Planning Authority of the Cayman Islands to develop the Property into a sub-division to be known as Royal Birkdale comprised of various residential lots and a four hole golf course **("the Development").**

B. The Purchaser wishes to obtain the benefit of pre development prices on the residential lots to be sold and has agreed to enter into this Agreement with the Vendor.

C. The payment schedule as set out in Schedule 3 is the agreed payment schedule between the Vendor and Purchaser and governs price, dates of payment and terms relating to the sale of the Lot.

SCHEDULE 1

1. **THE LOT**

The Vendor agrees to sell and the Purchaser agrees to buy Lots L13,L14,L15,L16,L17,L23,L24,L53,L54,L55,L56,L57,L58,L59 & L60 at the price stated in Schedule 3 and on the terms and conditions set out in this Schedule to this Agreement. The lots will be given a title number by the Land Registry in the Cayman Islands on completion of the sub-division.

Vendor's Initials SG

Purchaser's Initials MA

2. **PURCHASE PRICE**

The Purchaser must pay the Vendor the Purchase Price (the "Purchase Price") for the Lot as stated in Schedule 3 in the manner and on the dates set out in Schedule 3. All payments that the Purchaser must make under this Agreement must be in cleared funds by the due payment dates.

3. **COMPLETION**

3.1 Completion must take place no later than 21 days after the date on which the Vendor advises the Purchaser that the Vendor has received approval by the relevant Cayman Islands Government authority to remove all of the restrictions registered against the title to the Lot and the Purchaser has paid to the Vendor the balance of the Purchase Price plus any interest on it and any other sums payable by the Purchaser under this Agreement which are due **("the Completion Date")**.

3.2 14 days before the Completion Date, the Vendor's attorneys-at-law will provide the Purchaser with an extract of the title to the Lot as registered in the Land Registry of the Cayman Islands, a copy of the relevant approval removing the restrictions on the title to the Lot and the unexecuted transfer documents for the Vendor and Purchaser to execute before the Completion Date and following completion for the Purchaser to deliver to the Registrar of Lands in order to transfer the title to the Lot into the Purchaser's name.

3.3 On the Completion Date:

(a) the Vendor must execute all necessary documents to transfer the title to the Lot into the Purchaser's name and deliver them to the Purchaser or its attorneys-at-law for registration, or

(b) on receipt of the appropriate payments to register the Transfer, and all duly executed documents from the Purchaser, the Vendor will cause its attorneys-at-law to complete the registration of the transfer of the lot into the Purchaser's name and deliver to the Purchaser an extract of title when registration is complete.

4. **POSSESSION & TITLE & CAUTION**

4.1 Subject to the Purchaser paying the entire Purchase Price, other payments due under this Agreement and any interest on them to the Vendor, the Vendor must give vacant possession of the Lot to the Purchaser on the Completion Date and the title to the Lot must be absolute, free and clear of all liens, charges with the benefits of the rights and liberties in Schedule 4, and subject only, along with the other proprietors of lots within the Development, to such matters, if any, as are required by the Central Planning Authority of the Cayman Islands or any Governmental agency of the Cayman Islands, and to the restrictive covenants in Schedule 5, the easement in Schedule 6, the exceptions

Vendor's Initials SA　　　Purchaser's Initials MH

and reservations in Schedule 7, and the Maintenance provisions in Schedule 8.

4.2 The Purchaser must not lodge a caution against the title to the Property which prohibits any dealings with the Property until the Vendor has completed the subdivision and the Land Registry of the Cayman Islands has opened a separate register for the title to the Lot.

4.3 If on the final survey of the Lot there is a variation in square footage from the attached plan which causes the area of the Lot to be less than 90% of the square footage shown on the attached plan and the Purchaser does not wish to complete by reason of the variation, either the Vendor or the Purchaser may give written notice of termination of this Agreement, in which event the Vendor must repay to the Purchaser all money received under this Agreement and neither party will have any further rights or obligations or claims against the other, or, the Vendor in its sole and absolute discretion and if the Purchaser agrees, may provide to the Purchaser an alternative lot of similar size or bigger than the Lot at the same price as in Schedule 3.

5. **DEFAULT BY PURCHASER IN MAKING PAYMENTS**

The Purchaser acknowledges that the Vendor is selling the Lot at a pre-completion price and that the Vendor will be using all payments

(i) to pay sales commissions which are non-refundable, and

(ii) for the purposes of subdividing and developing the Property,

and that the Vendor will incur loss and damage if the Purchaser does not make payments on the due date. If the Purchaser does not pay any amount required under Schedule 3 on the due date, the Vendor may serve on the Purchaser a written notice that the Purchaser is in breach of this Agreement and that the Vendor has not received the relevant payment. If the Purchaser does not pay the amount due within 14 days of the date of posting of the notice (as to which time will be of the essence), the Vendor may, without further demand, forfeit all payments that the Purchaser has made up to that date of default in an amount equal to 10% of the Purchase Price and this Agreement will then terminate forthwith, and except as under Clause 6 of this Schedule, neither party will have any further rights under this Agreement.

6. **RELINQUISHMENT OF RIGHT TO SUE FOR SPECIFIC PERFORMANCE**

The Vendor agrees to relinquish its legal right to institute proceedings against the Purchaser for specific performance. In consideration of the Vendor relinquishing that right, the Purchaser agrees that if it does not complete this Agreement, the Vendor may retain for itself all payments, if any, that the Purchaser has made under this Agreement that exceed 10% of the Purchase Price up to a limit of 80% of the Purchase Price.

Vendor's Initials ______ Purchaser's Initials MH

7. **INTEREST ON LATE PAYMENTS**

If the Purchaser does not pay any sum payable under this Agreement on the due date the Vendor may charge interest on the unpaid amount calculated from the due date until the date of payment at the rate of nine percent (9%) per annum over 30 day libor rate quoted by any bank in the Cayman Islands nominated by the Vendor, calculated as of the day of default.

8. **STAMP DUTY AND OTHER FEES**

The Purchaser must pay the stamp duty, registration fees, search fees and other fees charged by the Cayman Islands Government for the transfer and registration of the title from the Vendor to the Purchaser, together with all fees of any attorney that the Purchaser retains to act on its behalf to obtain title to the Lot in the Purchaser's name.

9. **PAYMENT BY CHEQUE**

If any money payable under this Agreement is paid by cheque, none of the rights and obligations created by it will have effect until the cheque has been cleared in the Cayman Islands and is credited to the account of the Vendor or its agent's account, as the case may be.

10. **ENTIRE AGREEMENT**

This Agreement constitutes the entire and complete agreement between the parties and may be varied only by express agreement of both parties in writing. The Purchaser confirms and acknowledges that, other than those expressly set out in this Agreement there are and have been no representations, warranties, covenants, guarantees, promises or agreements on the part of the Vendor or any other person representing the Vendor or purporting to do so which have induced the Purchaser to enter into this Agreement or to buy the Lot.

11. **NOTICES**

Any notice or communication under or in connection with this Agreement must be in writing and must be delivered (which includes delivery by courier, email or fax) to the Vendor c/o its attorneys at law (Thorp Alberga) whose address for service is 2nd Floor, Harbour Place, 103 South Church Street, PO Box 472, Grand Cayman, Cayman Islands, KY1-1106, fax (345) 949 8171 and to the Purchaser at its address set out in this Agreement or at such other address and/or email address and/or facsimile number as either party has notified the other party in writing. Any such notice or communication so given will, for the purposes of this Agreement, be deemed to have been received on the business day following the date of delivery or transmission by telecopier, as the case may be.

Vendor's Initials ____ Purchaser's Initials MH

12. **SUCCESSORS AND ASSIGNS**

The Purchaser may assign this Agreement with the express written consent of the Vendor which consent must not be unreasonably withheld. This Agreement will be binding on the parties' successors and permitted assigns.

13. **NO WAIVER OF TERMS**

In the absence of an express written agreement to the contrary no neglect, omission or forbearance on the part of the Vendor to take advantage of or enforce any right or remedy arising out of any breach or non-observance of any of the terms and conditions contained or implied in this Agreement will be deemed to be or operate as a general waiver of such term or condition or of the right to enforce or take advantage of it in respect of any breach or non-observance of it, either original or recurring.

14. **CLAUSE HEADINGS**

The clause headings are included in this Agreement for convenience only and do not affect its construction or interpretation.

15. **COUNTERPARTS**

This Agreement may be executed in any number of counterparts or duplicates each of which will be an original but the counterparts or duplicates will together constitute one and the same agreement; and this Agreement will be binding if the Vendor provides an executed facsimile or scanned e-mail copy of it to the Purchaser.

16. **CHOICE OF LAW**

This Agreement is governed by and must be construed in accordance with the laws of the Cayman Islands and the parties submit to the exclusive jurisdiction of the courts of the Cayman Islands.

17. **BINDING EFFECT OF AGREEMENT**

This Agreement will not be binding on the parties unless a counterpart or an agreement has been signed by or on behalf of the Vendor and the signature witnessed.

18. **VERIFICATION OF FUNDS**

The Purchaser warrants to the Vendor that all money paid under this Agreement has been derived from legitimate business enterprises or sources and expressly consents to any information relating to the Purchaser and any funds paid by the

Vendor's Initials SA Purchaser's Initials MH

Purchaser being released to any law enforcement authorities on a lawful request being made to the Vendor for that information.

19. **SPECIAL CONDITIONS**

19.1 The Purchaser is buying the Lot 'as is, where is', and must at its own expense, fill the Lot to such specifications as the Central Planning Authority, or any other competent authority in the Cayman Islands, requires, and

(a) as soon as the Vendor is registered with title to the Lot, it must notify the Purchaser that title to the Lot has been issued.

(b) the Purchaser may, as soon as practicably possible after it is notified that title to the Lot has been issued, and must within one hundred and eighty days (180) of the due date for paying the Vendor the balance of the Purchase Price plus any interest due on it and any other sums payable by the Purchaser under this Agreement which are due (as to which time is of the essence) arrange to fill the Lot and to provide the Vendor with all documents necessary to enable the Vendor to remove all restrictions against title to the Lot.

(c) the Vendor must facilitate the Purchaser in its efforts to fill the Lot and must allow the Purchaser, its agents and qualified professionals access to the Lot at reasonable hours to comply with its obligation under this sub-clause.

(d) the Vendor must promptly submit the necessary documents to the relevant government authority to remove all restrictions from the title to the Lot, and in any event must do so no later than 21 days after the Purchaser has delivered those documents to the Vendor.

(e) if the Purchaser does not comply with its obligations under this sub-clause, then the Vendor may without further notice or demand terminate this Agreement and keep all payments up to eighty percent (80%) of the Purchase Price pursuant to Clauses 5 and 6 of this Agreement.

19.2 The Vendor proposes to build and maintain a four hole golf course on the Property. As soon as the golf course is completed, as to which a certificate to that effect of any architect retained by the Vendor will be conclusive, or as from the date of Completion of this Agreement, whichever is later, the Purchaser while it remains the registered proprietor of the Lot, must pay the Vendor four hundred Cayman Dollars (400 KYD) per month from 1st January 2012 until 1st January 2020 toward the cost of maintaining the golf course and any buildings on it (the "Course"). Payment must be made annually in advance. If during the period the Vendor expands the Course, the Purchaser may continue to play on the Course if the parties reach agreement as to the terms of play and the annual fee payable, but in the absence of agreement, the Vendor may

terminate the Purchasers' right to play on the Course by 14 days notice, and the Purchasers' obligation to pay under this sub-clause will end.

19.3 The Vendor proposes to form a limited liability company to be the Homeowner's Association **("the Association")** to maintain the roads and common property within the Development excluding the Course. On completion of this Agreement, the Vendor must cause the Association to issue one (1) share to the Purchaser for each lot comprised in the Property that the Purchaser buys under this Agreement, entitling the holder to one vote per share. The Purchaser must accept the share or shares, and comply with its obligations under the Association's Articles of Association. The Vendor will be responsible for all maintenance costs that the Association incurs, until 1st January 2012. Thereafter, the Purchaser as a member of the Association must bear all maintenance costs in the proportion that its shares in Association bear to the total number of issued shares in the Association and must pay such amounts to the Association. In this paragraph "common property" means all parts of the Property except for those areas sub-divided into residential lots and the area comprising the golf course and its amenities (if any).

19.4 The Purchaser will be entitled to use the Course and any facilities on it in accordance with such rules and regulations as the Vendor makes from time to time, on condition that it at all times complies with its obligations under

(a) clause 20.2 of this Schedule; and

(b) the Association's Articles of Association.

19.5 The rights and obligations in clauses 19, 20.2, 20.3 and 20.4 of this Schedule survive Completion of the sale of the Lot.

20. INTERPRETATION

20.1 In this Agreement, unless the context otherwise requires

(a) singular words include the plural and vice versa

(b) words of one gender include any other gender.

Vendor's Initials SR   Purchaser's Initials MH

LOTS L13,L14,L15,L16,L17,L23,L24,L53,L54,L55,L56,L57,L58,L59,L60

SCHEDULE 2

The Purchaser

Name of Purchaser: Dubli Properties LLC

Full Address of Purchaser: Trolley Square, Suite 20c, Wilmington, Delaware, DE, 19806, USA

Telephone Number Home:

Cell:

Email: mha@dubli.com

Passport Number: 1016 82 807

Vendor's Initials SK

Purchaser's Initials MH

SCHEDULE 3

Payment of Purchase Price

1. The purchase price for the Lots on the attached plan is US$ 3,000,000.00 ("the Purchase Price").

2. The Purchase Price shall be paid in the following manner:-

CAWL will buy back 99A Parcel 4, Plots L1 to L34 for a value of USD $3,000,000.00 subject to the following:

The Purchaser will buy 15 Plots from CAWL on Royal Birkdale (45A129 – Please refer to Schedule 1) totalling USD $3,000,000.00 subject to contract

The equity from 99A Parcel 4, Plots L1 to L34 is USD $2,132,375.10

Payment plan for outstanding balance:

Payment 1	**Due 01/12/2009**	**USD $43,381.25**
Payment 2	**Due 01/03/2010**	**USD $43,381.25**
Payment 3	**Due 01/07/2010**	**USD $200,000.00**
Final Payment	**Due 01/09/2010**	**USD $580,862.50**

3. Included in the purchase price is a payment made by all Purchasers of Lots at the Property for the installation of roads and electricity pylons, professional fees and money expended to satisfy all other conditions set out by the Cayman Islands Planning Authority relating to the development of the Property except for any conditions relating to filling the Lot. For the avoidance of doubt, the Purchaser must bear the cost of satisfying any conditions relating to filling the Lot, as provided for under clause 20.1 of Schedule 1.

Method of Payment of Purchase Price

4. The Purchaser must pay all payments due under this Agreement either by banker's draft made payable to Crown Acquisitions Worldwide Plc or by banker's draft or wire transfer to the account of the Vendor's agent, Crown Acquisitions Worldwide Plc at The Natwest, 130 Lord Street, Southport, Merseyside, England, PR9 0AB. Account no: 140/00/38514133 NXNFMGDZ-USD00, Sort code: 60-20-11.

BIC: NWBK GB 2L
IBAN: GB17 NWBK 6073 0138 5141 33.

Vendor's Initials SP   Purchaser's Initials MH

5. The Vendor has appointed Crown Acquisitions Worldwide Plc as an authorised person for the collection of all payments due by the Purchaser under this Agreement.

SCHEDULE 4

Rights and Liberties

The Vendor grants to the Purchaser in common with all other persons who have, or may subsequently become owners of lots being part of the Development the rights:

1. to build a single-family dwelling home with a minimum livable area of 2000 square feet and a reasonable size swimming pool in accordance with plans which have been approved by the Vendor or such person as it has nominated.

2. to pass and re-pass over and along the Common Areas on condition that the Owner at all times complies with its obligations

    a. to pay its share of the maintenance costs in respect of the Common Areas, and

    b. under the Association's Articles of Association.

3. to use the Common Areas for reasonable purposes only.

4. to reasonably connect up with and use sewers, water mains and electricity and telephone cables and wires at any time running under the Common Areas.

5. to build a Substructure on the Lot, subject to the restrictive covenants listed in Schedule 5.

SCHEDULE 5

Restrictive Covenants

I. General

The Purchaser, with intent and so as to bind the Lot into whoever's hands it may come and to benefit and protect the other proprietors of land forming part of the Development and all parts of it as a building scheme, covenants with the Vendor that the Purchaser will, at all times, observe and perform the following stipulations and restrictions, in relation to the Lot.

1) Not erect or maintain any building on the Lot except a single family dwelling house with a minimum livable floor area of 2000 square feet in accordance with plans which are first approved by the Vendor or such person as it nominates from time to time.

2) Not erect or maintain any building or Substructure with a zinc roof, corrugated iron, wood or asphalt shingles.

Vendor's Initials SP

Purchaser's Initials MH

3) Not erect or maintain any building or Substructure with exterior walls other than concrete.

4) Not erect or maintain any building or Substructure with exterior finished walls of tongue and groove wood, vinyl or any type of sheet siding.

5) Not create or maintain any color scheme for the dwelling house without the prior written approval of the Vendor or such person as it nominates from time to time.

6) Not erect, maintain or place any Substructure on the Lot or alter the exterior of any Substructure on the Lot without the Vendor's or such other person as it nominates from time to time prior written consent, which must not be unreasonably withheld.

7) Not use the Lot, except for residential purposes and to use the Common Property for reasonable purposes only.

8) Not do or permit visitors to do any act or thing on the Lot or the Development which is a nuisance or disturbance to the owners or occupiers of the other lots forming part of the Development.

9) Not interrupt or cease any construction work on the Lot for more than two (2) months.

10) Not keep in the dwelling house or on any other part of the Lot or the Development, or allow any visitor to bring into the Development,

    a) any animals or birds other than a reasonable number of domestic household pets;

    b) any livestock, including reptiles, chickens, pigs, goats, horses, cows, emus or any other farm-reared or exotic animal;

    c) any canine prohibited by law.

11) Not allow any of those permitted domestic household pets to roam outside the Lot unleashed on the Development or to allow those pets to soil, damage, destroy or deface any such part of the Development.

12) Not subdivide the Lot.

13) Not build any kind of fence or wall on the Lot made of chain-link, pickets or wood.

14) Not build any kind of fence or wall or allow any hedge to grow

    a) at the front of the house, or

    b) on the boundary lines of the lots not exceeding four (4) feet in height.

15) Not allow any hedge on the boundary lines

Vendor's Initials [signature] Purchaser's Initials M H

a) at the front of the house to exceed four (4) feet in height.

b) between the lots to exceed four (4) feet in height.

16) Not permit the accumulation of garbage, trash, rubbish or disused vehicles of any kind on the Lot.

17) Not burn any material on any part of the Lot or the Development.

18) Not erect any clotheslines or yard/garden equipment, visible outside the Lot.

19) Not infringe the aerial rights of any other owner of the Lots including but not limited to the planting or failing to maintain trees or other plants on or near the boundary lines of the Lot.

20) Not erect any sign advertisement, billboard, or advertising structure of any kind on the Lot or the Development without the Associations' prior written consent.

21) Not inhibit the Vendor's or the Associations' right to maintain and beautify the Development in the opinion of the Association.

II. Release from these Restrictions

The Vendor reserves the right, subject to the prior written approval of 75% of the members of the Association, (or prior to the incorporation of the Association, 75% of the votes of all those parties who have completed the purchase of lots within the Development) to:

1) modify, waive, or release any of the stipulations and restrictions relating to any lots within the Development whether imposed or entered into before or at the same time as, or after the date of this Agreement; and

2) sell or otherwise deal with any unsold lots in the Development free from all or any of those stipulations and restrictions imposed on the Lot by this Agreement.

The Vendor's exercise of those reserved rights in relation to any lot will not release the Purchaser from any of the stipulations and restrictions affecting or imposed on the Lot, or affect the rights or powers of the Association.

Vendor's Initials ______ Purchaser's Initials MH

SCHEDULE 6

Easement

The Vendor grants the Purchaser (which expression, for the avoidance of doubt, includes it successors in title) the right to pass and repass over all roads comprised in the Development, with or without vehicles, on condition that the Purchaser, at all times complies with its obligations under:

1 clause 20.2 and 20.3 of Schedule 1; and

2 the Association's Articles of Association.

SCHEDULE 7

Exceptions and Reservations

The Vendor may at any time before 31st December, 2013 without the prior consent of the Purchaser enter the Lot and build and lay sidewalks and The Utilities within a reasonable distance from the perimeter of the Lot and in common with the owners or occupiers of the other lots on the Development, may freely run and pass water and soil through and along the drains sewers and water mains.

The Vendor and the Association and their respective successors in title, at any time thereafter, may enter the Lot to clean, repair, and renew, the Utilities, doing as little damage to the Lot as possible and making good any damage to the surface without unnecessary delay, at its own cost and paying compensation for any damage done or occasioned by the exercise of this power.

SCHEDULE 8

Maintenance

1. The Owner, at all times must make a contribution, along with the owners of the other lots in the Development, towards the costs of maintenance of the Common Areas. If he does not, in addition to being liable to pay his contribution, he may not use any of the common facilities such as the roadways.

2. The total cost of maintenance of the Common Areas will be ascertained and then divided equally between the total number of lots comprised in the Development.

3. The Association will assess the contributions periodically (but not more often

Vendor's Initials ______ Purchaser's Initials MH

than monthly) and the Owner must pay that contribution to the Association when it becomes due; and the assessments will in addition to any other remedy be recoverable by action.

4. The Vendor will be responsible for all maintenance costs that the Association incurs in respect of the improvement or upkeep of the Common Areas only until the 1st day of January 2012.

SCHEDULE 9

Definitions

In these Schedules, unless otherwise specifically defined, the following words have the following meanings:

(a) "Common Areas" mean all parts of the Development except for those areas sub-divided into residential lots and the area comprising the Course and its amenities, if any.

(b) "Contribution" means the amount to be assessed for maintenance of the common facilities and which is payable by a proprietor in respect of his Lot.

(c) "the Course" means the four hole golf course as expanded from time to time forming part of the Development.

(d) "the Development" means the entire subdivision including the Common Areas being the land comprised in Block 45A Parcel 129, which is intended to be a building scheme.

(e) "Lot" means a lot of land in the Development.

(f) "Maintenance of The Common Areas" includes the following:

- (i) Utility: maintaining and repairing any utility or service to be used for the benefit of all the proprietors of the lots and other parts of the Development;
- (ii) Sidewalks: maintaining or repairing any damage to them;
- (iv) Roads: maintaining and repairing them;
- (iii) Water: cost of watering of Common Areas;
- (iv) Entrance/ Gate: maintaining and repairing any gates at the entrance to the Development including painting or electrical repair of the gate and other forms of maintenance or repair.

(g) "The Utilities" includes all underground electricity, cables, telephone lines, drains, sewers and water mains

Vendor's Initials [signature] Purchaser's Initials [initials]

(h) "the Association" means the Homeowner's Association referred to in clause 20.3 of the First Schedule, to be known as Birkdale Homeowner's Association Ltd.

(i) "Vendor" means Crown Acquisitions Worldwide Ltd (CAWL).

(j) "Owner" means every person for the time being who is a registered proprietor of one or more Lot(s) in the Development.

(k) "Sub-structure" means any building other than the dwelling house constructed to aesthetically match the exterior décor of the dwelling house built on the Lot, including

- garage accommodation
- yard equipment storage areas
- gazebo
- portico
- porte cochere

(l) "Purchaser" includes its successors in title.

(m) Words of one gender include any other gender.

(n) Singular words include the plural and vice versa.

Vendor's Initials SP   Purchaser's Initials MH

SIGNED by **CROWN ACQUISITIONS WORLDWIDE LTD.** by its authorised representative in the presence of:)

Witness
Name Jason Pickthall
Date 2-12-09

CROWN ACQUISITIONS WORLDWIDE LTD.

Per: ____________________
Sophie Ruthven- Authorised Signatory

SIGNED by the Purchaser in the presence of:)

Witness
Name ANDREAS KUSCHE
Date

____
Purchaser

Crown Acquisitions Worldwide Ltd
Anti-Money Laundering Compliance Form

In order to comply with legislation under the Proceeds of Crime Act 2002, Terrorist Financing Act 2003 and Money Laundering Regulations 2007, please ensure that you have:
1) Read and completed all parts of the form and signed the declaration.
2) Attached to this form the required documents.

Individual Purchase (To be completed by Individual Purchasers only)
Purchaser Information
Name:
Address:
Primary Contact Number / Email:
Required Documents
Proof of identity of purchaser (please tick as appropriate):
- Current Passport ☐ Current Driving License (photocard) ☐

Proof of address of purchaser (please tick as appropriate):
- Utility Bill ☐ Bank/Building Society Statement ☐

Please Note: Proof of address must have been issued within three months of signing this declaration

Corporate Purchase (To be completed by Corporate Purchasers only)
Purchaser Information
Company Name:
Company Registration Number:
Name & Position of Primary Contact Person:
Date of Incorporation:
Country of Incorporation:
Registered Address:
Primary Contact Number / Email:
Required Documents:
Proof of identity of purchaser (please tick as appropriate):
- Current Passport ☐ Current Driving License (photocard) ☐

Proof of address of purchaser (please tick as appropriate):
- Utility Bill ☐ Bank/Building Society Statement ☐

Please Note: Proof of address must have been issued within three months of signing this declaration

Declaration
1. **I/we confirm that none of the funds used for the purposes of this transaction are proceeds of any criminal activity.**
2. **I/we confirm that the copy of the proof of identity / corporate resolution attached to this form is a true and accurate copy of the original.**
3. **I/we confirm that the information given on this form is true and correct.**

Signed:
Date:

Vendor's Initials [signature] Purchaser's Initials MH


PROPOSED SUB-DIVISION OF
BLOCK 45A, PARCEL 123
GRAND CAYMAN
BRITISH WEST INDIES
CARIBBEAN SEA

Vendor's Initials ______ Purchaser's Initials ______

CPA/25/09; Item 2.2

P.O. Box 31206
Grand Cayman KY1-1205
CAYMAN ISLANDS

October 6, 2009

CENTRAL PLANNING AUTHORITY

Crown Acquisitions World Wide Ltd.
C/O P.O. Box 30410
Grand Cayman KY1-1202
CAYMAN ISLANDS

Dear Sir/Madam:

Subject: **Application for a Sixty One (61) Lot Subdivision, LPP Parcel and Two (2) Road Parcels on Block 45A Parcel 129 (F09-0263) (P09-0822) (BES)**

At a meeting of the Central Planning Authority held on September 30, 2009 your application was considered and it was resolved to grant planning permission, **subject to the following conditions**:

1) Prior to the commencement of any site works such as filling, grading and road construction, you shall submit the following:

   a) You shall submit a revised plan removing R2 and R3 and incorporating those areas into the subdivision road parcel(s).

   b) A stormwater management plan prepared in accordance with the requirements of the Managing Director, NRA and approved by the Central Planning Authority. The plan shall be designed to embrace storm water runoff produced from a rainfall intensity of 2 inches per hour for one hour of duration and should include, but not be limited to, the location of all drainage facilities and general grading details of the parcels (roads included). In general, the entire site shall be graded in such a manner that stormwater runoff is no more than that which occurred during predevelopment conditions along private boundaries with any excess runoff directed to one central drainage facility or a series of facilities. The plan shall include proposed lot grading in order to facilitate the implementation of condition 2) a) below. Additionally, if the plan includes drainage swales then cross-sections of the swales must be provided.

2) Prior to the subdivision plan being finalized, the following conditions shall be satisfied:

Vendor's Initials ____ Purchaser's Initials MH

a) The property shall be filled in such a manner as to ensure that the subdivision road and a reasonable building envelope for each lot are filled to 4 feet above mean sea level, with the remaining subdivision land being filled and/or graded to a level that will assist in the drainage of the subdivision per the stormwater management plan required in condition 1) a) above. After filling the site, You shall submit a plan prepared by a registered land surveyor indicating spot heights at regular intervals, including the finished grade of constructed access road (s), if any.

b) The approved stormwater management system shall be installed on site.

c) The final subdivision plan shall indicate a vehicular easement over the subdivision access road in favour of each lot. The final plan must be accompanied with the requisite grant of easement forms detailing the easements to be registered.

d) The access road (s) abutting the proposed lots shall have a minimum of a 30' demarcated road parcel and shall be constructed with asphalt and approved by the Central Planning Authority prior to the lots being registered. You shall liaise with the Managing Director, National Roads Authority (NRA), at predetermined stages of road construction to ensure compliance with the requisite standards. Failure to do so may render the project unacceptable. Please be advised that the road base shall be constructed to National Roads Authority (NRA) minimum design and construction specifications for subdivision roads. The NRA shall inspect and certify road base construction prior to road surfacing activities.

e) The applicant shall provide water infrastructure for the entire sub-division. The applicant shall submit plans for the water supply system for approval by the Water Authority. The water supply system shall be installed to the Water Authority's specifications, under the Water Authority's supervision. Copies of these specifications are available at the Water Authority's office on Red Gate Road.

f) The applicant shall request to have the sub-division connected to the Water Authority's public water system. This request will be acted upon after the pipelines on the sub-division have been installed in accordance with the WAC specifications and have passed all specified tests.

g) The surveyor's final drawing **shall include the surveyed dimensions of all lots** and shall be submitted to the Planning Department for approval prior to the survey being registered. You shall notify the Chief Surveyor in writing once survey Kaps have been placed in the ground in order for the survey to complete its authentication process and to thereby initiate lifting of the Parcel Survey Restrictions by the Registrar of Lands.

Vendor's Initials ____ Purchaser's Initials ____

Please be advised that this approval is in effect for one (1) year only and will expire if survey work has not commenced during this time.

If you have any questions please contact the Planning Department at 769-7526.

Sincerely,

Haroon Pandohie
Executive Secretary (Acting)

HP/jw

Vendor's Initials ________ Purchaser's Initials _MH_

Crown Acquisitions
WORLDWIDE PLC

45 Westbourne Road,
Southport,
PR8 2HY,
United Kingdom.
t: (+44) 01704 551333
f: (+44) 01704 551222
sales@crownworld.com
www.crownworld.com

Dubli Properties Llc
Trolley Square
Suite 20c
Wilmington, Delaware
DE
USA 19806

Our Ref: 642

4th August 2011.

Dear Dubli,

Re:L13,L14,L15,L16,L48,L49,L50,L53,L54,L55,L56,L57,L58,L59 & L60 Dubli Golf & Beach Resort. Grand Cayman.

As your payment schedule is now complete and the infrastructure for Dubli Golf & Beach Resort Grand Cayman is nearing completion, the next step will be to fill each individual lot to prepare the foundations for any future building constructions.
As outlined in Clause 19 of the purchases agreement the purchaser will be liable for all costs relating to fill of the lot.

19. SPECIAL CONDITIONS

(a) as soon as the Vendor is registered with title to the Lot, it must notify the Purchaser that title to the Lot has been issued.

(b) the Purchaser may, as soon as practicably possible after it is notified that title to the Lot has been issued, and must within one hundred and eighty days (180) of the due date for paying the Vendor the balance of the Purchase Price plus any interest due on it and any other sums payable by the Purchaser under this Agreement which are due (as to which time is of the essence) arrange to fill the Lot and to provide the Vendor with all documents necessary to enable the Vendor to remove all restrictions against title to the Lot.

(c) the Vendor must facilitate the Purchaser in its efforts to fill the Lot and must allow the Purchaser, its agents and qualified professionals access to the Lot at reasonable hours to comply with its obligation under this sub-clause.

(d) the Vendor must promptly submit the necessary documents to the relevant government authority to remove all restrictions from the title to the Lot, and in any event must do so no later than 21 days after the Purchaser has delivered those documents to the Vendor.

(e) if the Purchaser does not comply with its obligations under this sub-clause, then the Vendor may without further notice or demand terminate this Agreement and keep all payments up to eighty percent (80%) of the Purchase Price pursuant to Clauses 5 and 6 of this Agreement.

Crown Acquisitions Worldwide fee to fill each lot will be approximately USD 35,000.00 per plot, however the purchaser may use their own developer fill their plot/s, which ever is desirable.
Once complete we can then submit the necessary documents to the relevant government authority to remove all restrictions from the title to the Lot.

If you have any further questions, please contact Jason Pickthall on the number above or email Jason@crownworld.com

Yours Sincerely,

S Ruthven

Sophie Ruthven
Sophie@crownworld.com
Crown Acquisitions Worldwide Ltd.